EXHIBIT 10.16
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is made by and between Atlantic Coast Bank (the “Bank”) and Jon C. Parker, Sr. (“Executive”) and is effective as of                                         , 2007 (the “Effective Date”). References herein to the “Company” mean Atlantic Coast Federal Corporation, which owns 100% of the common stock of the Bank. The Company is a signatory to this Agreement for the sole purpose of guaranteeing the Bank’s performance hereunder.
     WHEREAS, the Executive, the Bank and the Company are a party to an employment agreement dated September 1, 2006, and this Agreement supersedes such prior agreement and all obligations of the parties under such prior agreement shall become null and void after the Effective Date of this Agreement; and
     WHEREAS, Executive is serving as an executive officer of the Bank and the Bank wishes to assure itself of the services of Executive as an officer of the Bank for the period provided in this Agreement; and
     WHEREAS, in order to induce Executive to remain in the employ of the Bank and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the parties hereby agree as follows:
1. POSITION AND RESPONSIBILITIES.
     During the term of this Agreement, Executive shall serve as an executive officer of the Bank. In that position, pursuant to direction from the Chief Executive Officer, the Executive shall be responsible for such duties for the Company and the Bank as assigned by the Chief Executive Officer, including, but not limited to, strategic growth, asset liability management and acquisition opportunities. Executive also agrees to serve, if appointed or elected, as an officer and director of any subsidiary or affiliate of the Bank.
2. TERM AND DUTIES.
     (a) One Year Contract. The term of Executive’s employment hereunder will begin as of the Effective Date and continue for a period of twelve (12) full calendar months.
     (b) Termination of Agreement. Notwithstanding anything contained in this agreement to the contrary, either Executive or the Bank may terminate Executive’s employment with the Bank at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.
     (c) Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree.

     (d) Duties; Membership on Other Boards. During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Chief Executive Officer, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the operation and management of the Bank; provided, however, that, with the approval of the Chief Executive Officer, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business, social, religious, charitable or similar organizations which, in the Chief Executive Officer’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement.
3. COMPENSATION, BENEFITS AND REIMBURSEMENT.
     (a) Base Salary. In consideration of Executive’s performance of the duties set forth in Section 2, the Bank shall provide Executive the compensation specified in this Agreement. The Bank shall pay Executive a salary of $                     per year (“Base Salary”). The Base Salary shall be payable biweekly, or with such other frequency as officers of the Bank are generally paid. During the term of this Agreement, the Base Salary shall be reviewed at least annually by Chief Executive Officer and maybe adjusted from time to time.
     (b) Bonus and Incentive Compensation. Executive shall be entitled to incentive compensation and bonuses as provided in any plan or arrangement of the Bank in which Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.
     (c) Employee Benefits and Perquisites. Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank its senior executives, including any stock benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements established by the Board of Directors of the Bank.
     (d) Paid Time Off. Executive shall be entitled to paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Bank’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives. Any unused paid time off during an annual period shall be administered in accordance with the Bank’s personnel policies as in effect from time to time.
     (e) Expense Reimbursements. During the term of this Agreement, the Bank shall pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations and associations as Executive and the Chief Executive Officer shall mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.
4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.
     (a) Upon the occurrence of an Event of Termination (as herein defined) during the term of this Agreement, the provisions of this Section 4 shall apply. As used in this Agreement, an “Event of Termination’’ shall mean any one or more of the following:
          (i) the involuntary termination by the Bank of Executive’s full-time employment hereunder for any reason other than a termination due to death (see Section 6), a termination upon “Retirement,” as defined in Section 7 or a termination for “Cause,” as defined in Section 8, and
          (ii) Executive’s voluntary resignation from the Bank’s employ within 90 days after a material breach of this Agreement by the Bank , provided that Executive gives not less than 30 days prior written notice to the Bank within a reasonable period of time after such breach; and provided that the Bank has at least 30 days to remedy the condition.
     (b) An “Event of Termination” shall not include the assignment of different duties, functions or responsibilities with the Bank by the Chief Executive Officer that would change the scope of the position and attributes thereof described in Section 1.
     (c) Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum in cash equal to the sum of: (i) his earned but unpaid salary as of the date of his termination of employment with the Bank; (ii) the benefits, if any, to which he is entitled to as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank or Company’s officers and employees; (ii) the remaining payments that Executive would have earned, in accordance with Sections 3(a) and 3(b), if he had continued his employment with the Bank for twelve (12) full months following such Event of Termination, and had earned the maximum bonus or incentive award in each calendar year that ends during such term; and (iv) the annual contributions or payments that would have been made on Executive’s behalf to any employee benefit plans of the Bank as if Executive had continued his employment with the Bank for twelve (12) full months following such Event of Termination, based on contributions or payments made (on an annualized basis) as of the date of the Event of Termination. Any payments hereunder shall be made in a lump sum within thirty (30) days after the date of such Event of Termination. Notwithstanding the foregoing, in the event Executive is a “Specified Employee” (as defined in Code Section 409A and the regulations thereunder), to the extent required under Code Section 409A, no payment shall be made to Executive prior to the first day of the seventh month following the Event of Termination.
     (d) Upon the occurrence of an Event of Termination, the Bank will cause to be continued life insurance coverage and non-taxable medical and disability coverage substantially identical to the coverage maintained by the Bank for Executive and his family prior to Event of Termination for the remaining unexpired term of this Agreement. Thereafter, COBRA group health care continuation coverage shall be made available to the Executive and his spouse and dependents in accordance with applicable law.
5. CHANGE IN CONTROL.
     (a) In the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a change in control as defined in Code Section 280G would be deemed to include an “excess parachute payment” under Code Section 280G of the Internal Revenue Code or any successor thereto, then at the election of Executive, (i) such payments or benefits shall be payable or provided to Executive over the minimum period necessary to reduce the present value of such payments or benefits to an amount that is one dollar ($1.00) less than three times Executive’s “base amount” under such Section 280G, or (ii) the payments or benefits to be provided under this Agreement shall be reduced to the extent necessary to avoid treatment as an excess parachute payment, with the allocation of the reduction among such payments and benefits to be determined by Executive. Notwithstanding anything in this subsection to the contrary, a change in control shall not be deemed to have occurred upon the conversion of the Company’s mutual holding company parent to stock form, or in connection with any reorganization used to effect such a conversion.
6. PAYMENTS UPON DEATH.
     In the event of Executive’s death during the term of this Agreement, his estate, legal representatives or named beneficiary or beneficiaries (as directed by Executive in writing) shall be paid Executive’s earned but unpaid Base Salary through the date of the Executive’s death. Such payments are in addition to any other benefits that Executive’s beneficiaries may be entitled to receive under any employee benefit plan maintained by the Bank for the benefit of Executive, including, but not limited to, the Bank’s life insurance and tax-qualified and non-qualified retirement plans.
7. TERMINATION UPON RETIREMENT.
     Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment at any time after Executive reaches age 55 or in accordance with any retirement policy established by the Board with Executive’s consent with respect to him. Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party.
8. TERMINATION FOR CAUSE.
     (a) The Bank may terminate Executive’s employment at any time, but any termination other than termination for “Cause,” as defined herein, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for “Cause.” Termination for “Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank or the Company, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.
     (b) For purposes of this Section 8, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon the direction of the Chief Executive Officer or Board or based upon the advice of counsel for the Bank shall be conclusively presumed to be the done, or omitted to be done, by Executive in good faith and in the best interests of the Bank.
9. RESIGNATION FROM BOARDS OF DIRECTORS.
     (a) In the event of Executive’s termination of employment for any reason, Executive’s service as a director of the Bank or the Company and any affiliate of the Bank or the Company shall immediately terminate. This section 9 shall constitute a resignation notice for such purposes.
10. NOTICE.
     (a) Any purported termination by the Bank for Cause shall be communicated by Notice of Termination to Executive. If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Bank that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration, as provided in Section 19. Notwithstanding the pendency of any such dispute, the Bank shall discontinue paying Executive’s compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 3, the payment of such compensation and benefits by the Bank shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).
     (b) Any other purported termination by the Bank or by Executive shall be communicated by a “Notice of Termination” (as defined in Section 9(c)) to the other party. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 19. Notwithstanding the pendency of any such dispute, the Bank shall continue to pay Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause); provided, however, that such payments and benefits shall not continue beyond the date that is twelve (12) months from the date the Notice of Termination is given. In the event the voluntary termination by Executive of his employment is disputed by the Bank, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time, if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination. If it is determined that Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to Executive under this Section 9 shall offset the amount of any severance benefits that are due to Executive under this Agreement.
     (c) For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
11. POST-TERMINATION OBLIGATIONS.
     (a) Executive hereby covenants and agrees that (except following a change in control as defined in the Company’s 2005 Stock Option Plan), for a period of one year following his termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly:
          (i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or the Company, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or the Company, or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within 50 miles of the locations in which the Bank or the Company has business operations or has filed an application for regulatory approval to establish an office;
          (ii) become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with the Bank or its affiliates in the same geographic locations where the Bank or its affiliates has material business interests; or
          (iii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.
     (b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.

     (c) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 11. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 10, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.
12. SOURCE OF PAYMENTS.
     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive, and if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.
13. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.
     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.
14. NO ATTACHMENT; BINDING ON SUCCESSORS.
     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.
15. MODIFICATION AND WAIVER.
     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
16. REQUIRED PROVISIONS.
     (a) The Bank may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.
     (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
     (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
     (d) If the Bank is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
     (e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Director of the Office of Thrift Supervision (“OTS”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 USC §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.
     (f) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

17. SEVERABILITY.
     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
18. HEADINGS FOR REFERENCE ONLY.
     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
19. GOVERNING LAW.
     This Agreement shall be governed by the laws of the State of Georgia but only to the extent not superseded by federal law.
20. ARBITRATION.
     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect. One arbitrator shall be selected by Executive, one arbitrator shall be selected by the Bank and the third arbitrator shall be selected by the arbitrators selected by the parties. If the arbitrators are unable to agree within fifteen (15) days upon a third arbitrator, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
21. INDEMNIFICATION.
     (a) Executive shall be provided with coverage under a standard directors’ and officers’ liability insurance policy, and shall be indemnified for the term of this Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or any affiliate (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided, however, Executive shall not be indemnified or reimbursed for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 545.121 of the OTS Regulations and Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(K), and the regulations issued thereunder in 12 C.F.R. Part 359.

     (b) Any indemnification by the Bank shall be subject to compliance with any applicable regulations of the OTS.
22. NOTICE.
     For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Atlantic Coast Bank
505 Haines Avenue
Waycross, Georgia 31501
Telephone: (912) 284-2211

To the Company:	Atlantic Coast Federal Corporation
505 Haines Avenue
Waycross, Georgia 31501
Telephone: (912) 284-2211

To Executive:	Jon C. Parker, Sr.
[ADDRESS]

SIGNATURES
     IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed by its duly authorized representatives, and Executive has signed this Agreement, on the date first above written.

ATLANTIC COAST BANK

By:
Date	Robert J. Larison, Jr., President and
Chief Executive Officer

ATLANTIC COAST FEDERAL CORPORATION

By:

Date	Robert J. Larison, Jr., President and
Chief Executive Officer

EXECUTIVE:

Date	Jon C. Parker, Sr.